Exhibit 10.1

AMENDMENT TO STEPAN COMPANY

MANAGEMENT INCENTIVE PLAN

(As Amended and Restated

Effective as of January 1, 2005)

The Stepan Company Management Incentive Plan (As Amended and Restated Effective as of January 1, 2005) (the "Plan") is hereby amended, effective as of January 1, 2008, in the following respects:

1. By deleting Section 7.1 of the Plan and inserting in lieu thereof the following:

"7.1 Amendment and Termination. The Board of Directors may from time to time amend the Plan in such respects as it deems advisable and may terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect any right or obligation with respect to any Award theretofore made under the Plan or cause any amount deferred pursuant to the Plan to be included in gross income or subject to additional tax and interest under Code Section 409A(a)(1)."

2. By deleting the first sentence of Section 2.2 of the Plan and inserting in lieu thereof the following:

"The amount of an incentive award (the "Award") for any calendar year shall be determined by the Committee and shall be based upon the performance of the Company, the performance of the Participant's department (if relevant), and the performance of the Participant; provided, however, that the amount of an Award to any Participant for any calendar year shall not exceed 75 percent (125 percent for calendar years beginning on or after January 1, 2008) of the amount of the actual base salary payable to the Participant by the Company for the calendar year for which the Award is made, exclusive of the Award or any other form of executive compensation, stock option or other fringe benefit."